UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 5, 2015

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-27793	91-1238077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 N. Quay St. Bldg B1 Kennewick WA	993336
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 735-9092

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Theodore Deinard was elected as a Director on June 5, 2015. Mr. Deinard joined Quadrant in 2008 and is responsible for making investments and overseeing companies at the firm.  Mr. Deinard holds Director level positions in multiple portfolio companies along with Executive level roles at certain times.  Mr. Deinard is also President of QFMI Management, Inc., an alternative investment management firm, controlled by an affiliate of Quadrant.  Previously, Mr. Deinard was a Director at Citigroup Global Markets.  He holds a BA from Yale University.

Barry R. Knott was elected as a Director on June 5, 2015.  He is the Chief Executive Officer of Lifeloc Technologies, Inc., located in Denver, Colorado, and has extensive experience in general management, and particularly sales and marketing. Previous experience includes positions as the President and CEO of Cognitive Solutions, Inc.; Vice President of Sales and Marketing for Wide Format Printing (Nashua Corporation); Vice President and General Manager of Zebra Technologies Corporation; and several other similar positions. He holds an MBA degree from Queens University, Ontario, Canada, and a BA degree from the University of New Brunswick, New Brunswick, Canada.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

Electronic Systems Technology Inc. (the "Company") held its Annual Meeting of Stockholders on June 5, 2014.  Pursuant to the Item 5.07 requirement for Current Reports on Form 8-K, the Company is providing the following information regarding the results of the matters voted on by stockholders at the Annual Meeting:

a)

Election of Directors

Director’s Name	Votes For	Votes Withheld	Broker Non-Votes
Melvin H. Brown	800,196	624,639	1,332,743
Robert Southworth	804,596	620,239	1,332,743
Barry R. Knott	1,631,407		1,332,743
Theodore Deinard	1,631,407		1,332,743

b)

Ratification of the selection of DeCoria, Maichel Teague P.S., as independent registered accountants for the Company for the year ending December 31, 2015:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
4,160,611	214,774	15,600	767,682

c)

Approval of non-binding advisory basis, the compensation paid to our named executive officers:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
2,891,652	147,490	19,100	1,334,243

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

/s/ Michael Eller

By: Michael Eller

Vice President

Principal Financial Officer

Date: June 11, 2015